Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701	News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Second Quarter 2004 Results

Irving, Texas, July 29, 2004 Thomas Group, Inc. (TGIS.OB) today announced net income of $0.5 million, or $0.05 per diluted share, for the second quarter of 2004 on revenue of $7.7 million. These results compare favorably with second quarter 2003 net loss of $0.1 million, or $0.01 per diluted share, on revenue of $7.2 million.

Jim Taylor, President and Chief Executive Officer said, “This quarter marks the seventh consecutive quarter of operating profit and the fourth consecutive quarter of bottom line profit for Thomas Group. The cash generated from these profits over the last year has been used to reduce our debt by 48%.  Actions we took over the last two and a half years to reduce fixed costs and control variable costs were successful. The result is a low break-even point from which to profitably grow the Company. The continued improvement in profitability in the second quarter is a direct result of increasing revenue against this low cost basis.  We will also restate the first quarter 2004 results to adjust an amount recorded in that quarter related to foreign tax credits. This restatement involves only the recalculation of an expected tax refund and has no affect on operating income or cash generated from operating activities in either the first or second quarter of 2004.”

For the six months ended June 30, 2004 the Company reported net income of $0.6 million, or $0.05 per diluted share, on revenue of $14.9 million. This compares favorably to the six months ended June 30, 2003 net loss of $0.1 million, or $0.01 per share, on revenue of $14.9 million.

Restatement of Prior Period: After consultation with the Company’s independent outside auditors and tax preparers, the decision was made to convert current and expiring foreign tax credits (FTC’s) to ordinary deductions and carry back the resulting net operating loss to prior years, creating income tax refunds. As a result, an income tax benefit of $218,000 was recorded in the first quarter of 2004. Upon preparation of the amended tax returns, it was determined that the actual amount of the tax benefit will be $34,000. Consequently, the Company will restate the first quarter of 2004. This prior period adjustment will impact the Company’s first and second quarter balance sheet by reducing other current assets by $224,000, to reverse the income tax receivable, reduce accounts payable $40,000 and increase accumulated deficit by $184,000. The Company’s second quarter 2004 income statement is not impacted by this adjustment; however, the first quarter of 2004 income statement will reflect a decrease in income tax benefit and net income of $184,000, or $0.02 per diluted share.

Second Quarter and First Half 2004 Financial Performance:

•                                          Gross Margins: Gross profit margins increased to 49% from 45% when comparing the second quarter of 2004 with 2003. The higher margins are attributable to increased revenue of $0.6 million related to the Company’s United States government contracts. For the six month comparative results, gross margins increased to 48% from 45%. This increase relates to third party consulting and royalty fees related to programs in 2003, which were replaced with higher margin business in 2004.

•                                          SG&A:  Selling, general and administrative costs remained at or below 2003 levels, increasing slightly when comparing the second quarter of 2004 with the second quarter of 2003. This nominal increase relates to business development costs as the Company focuses on building its customer base in the commercial business sector. Selling general and administrative costs decreased $0.1 million when comparing the first six months of 2004 with 2003. This decrease consists of reductions in personnel, travel, telecommunications and savings related to the renegotiation of office leases.

•                                          Liquidity, Credit Facility and Debt Reduction: During the second quarter of 2004, the Company continued to strengthen its liquidity position as cash flow generated from operating activities was used to reduce debt on the outstanding term loan. The term debt was reduced $0.3 million bringing the outstanding balance to $2.2 million at June 30, 2004. The Company borrowed $0.4 million on its $3.0 million revolving line of credit to satisfy short-term cash needs at June 30, 2004. This borrowing was subsequently paid down and currently there are no borrowings outstanding on the revolving line of credit. The Company plans to use the revolving line of credit at various times during 2004 to fund growth strategies, particularly to focus on developing the North America Region commercial business. Along with the improved liquidity position, the Company has experienced a heightened interest from other banks interested in re-financing the Company’s current facility. The Company is currently in negotiations with another bank and expectations are that the Company will re-finance its current facility prior to its maturity date of February 28, 2005.

Business Development: During the second quarter of 2004, the Company signed $5.0 million in new business bringing the six month total to $9.1 million. This includes $6.2 million of new and extended business with United States military contracts and $2.9 million of new and extended business with commercial clients primarily in Asia and the United States.

Backlog: As of June 30, 2004, the Company had backlog of $21.6 million, of which $9.6 million is contracted for 2004.

***

Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, free up cash and drive to higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
Consulting revenue before reimbursements	$7,702	$6,983	$14,786	$14,581
Reimbursements	47	182	82	325
Total revenue	7,749	7,165	14,868	14,906
Cost of sales before reimbursable expenses	3,942	3,760	7,646	7,822
Reimbursable expenses	47	182	82	325
Total cost of sales	3,989	3,942	7,728	8,147
Gross profit	3,760	3,223	7,140	6,759
Selling, general and administrative	3,151	3,113	6,403	6,526
Operating income	609	110	737	233
Other expense, net	(84)	(170)	(174)	(369)
Income (loss) before income taxes	525	(60)	563	(136)
Income taxes	13	15	1	2
Net income (loss)	$512	$(75)	$562	$(138)

Earnings (loss) per share:
Basic	$.05	$(.01)	$.06	$(.01)
Diluted	$.05	$(.01)	$.05	$(.01)

Weighted average shares:
Basic	9,656	9,556	9,640	9,556
Diluted	10,575	9,556	10,573	9,556

THOMAS GROUP, INC.
Selected Consolidated Financial Data (Unaudited)
(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

North America	$7,379	$6,269	$14,004	$13,155
Europe	10	—	10	70
Asia/Pacific	360	896	854	1,681
Total Revenue	$7,749	$7,165	$14,868	$14,906

Selected Balance Sheet Data

	June 30, 2004	December 31, 2003
Cash	$205	$1,924
Trade Accounts Receivables	5,769	3,549
Total Current Assets	6,684	6,182
Total Assets	7,717	7,440
Total Current Liabilities	6,337	3,685
Total Liabilities	6,381	6,765
Total Stockholders’ Equity	1,336	675